Exhibit 10.6
August 07, 2020
Dear Kevin,
We are pleased to extend you this offer of employment with Health Catalyst (“HC”). This offer is subject to the terms and conditions set forth in this offer. This letter does not represent a contract or agreement for employment; and employment with Health Catalyst (“HC”) is at will.

Position: SVP, Sales Vitalware
Base salary: $250,000 annually
Start date: TBD

General business hours: 8:00 AM – 5:00 PM, Monday through Friday.

In addition to the base salary, this employment offer includes the following benefit programs:

Bonus
You will be eligible to receive a bonus equal to 15% of your annual base salary subject to company performance initiatives. This bonus will be prorated based upon the number of days you are employed during the fiscal year. The bonus for any fiscal year will be paid every 12 months, after approval from the Board of Directors and HC’s books for that period have been closed. The bonus will only be paid if you are employed by HC on the last day of the measure period.

Restricted Stock Unit Grant
You will also receive a Restricted Stock Unit (RSU) grant for a certain number of the Company’s RSUs. The amount of your RSU grant is set within the sole discretion of the Board of Directors, at the next applicable board meeting, but is anticipated to be 7,500 RSUs. This grant is subject to the terms and conditions applicable to RSUs granted under the HC’s 2019 Stock Incentive Plan as described in the Plan and the applicable RSU award agreement. You will be vested in 25% of the RSUs after 12 months of continuous service, and the balance will vest in 12 equal quarterly installments over the next 36 months of continuous service, as described in the applicable RSU award agreement.

Sales Commission Plan
You will be eligible for additional compensation in the form of a Sales Commission Plan. Through March 31, 2021, you will continue to be eligible for sales compensation, in accordance with your existing Vitalware Sales Compensation Plan(s). Beginning April 1, 2021, you will be solely eligible for sales commission under HC’s individual sales commission plan, based on terms and conditions which will be shared with you subsequent to your employment with HC.

Insurance Plans
Eligibility begins on the first day of your employment with HC, subject to the termination of all Vitalware benefit plans prior to your first day of employment with HC.
•Medical, Vision, and Dental Insurance: HC offers both Traditional and HSA-High Deductible Health Plan options. HC also provides an employer contribution to those enrolled in the HSA-HDHP.
•Basic Life, Accidental Death and Dismemberment, and Disability Insurance: These insurance programs are paid 100% by HC. Additional life insurance may be purchased at the team member’s expense.
•Flexible Spending Account: HC offers FSAs for medical, limited purpose and dependent care expense accounts. FSAs allow you to contribute pre-tax dollars which can be used to pay for qualifying expenses not otherwise covered under normal health-related insurance plans.

Paid Time Off
•Holiday Pay: Twelve paid holidays, the work week of Independence Day, the week of Thanksgiving, three days toward the end of December, and three days for the New Year.
•Flexible Paid Time Off: PTO eligibility begins on date of hire and may be used on an as needed basis. There is no set limit to PTO and PTO is not paid out upon a team member’s termination.

Retirement Plan
Health Catalyst offers a 401K Retirement Plan. Eligibility begins 90-days after your employment hire date with Vitalware LLC (“Vitalware”). The plan allows for employee and employer contributions. The HC 401K Plan is an auto-enrollment plan with a 6% default employee contribution rate. You’ll have a short window of opportunity following your hire date, and prior to your first paycheck, to make any changes to this contribution rate. Additionally, team members may make 401k contribution rate changes at any time throughout the year.
All benefits are subject to change. Additional details about each benefit are available in the Employee Handbook or by speaking directly with the People Operations office.

Payroll
Pay checks are issued on a semi-monthly basis with a total of 24 pay periods per calendar year. You are encouraged to participate in our direct deposit program as our payroll is outsourced.

EICA
With acceptance of this employment offer, you will be asked to sign this Employment Offer Letter and Agreement and an Employee Invention and Confidentiality Agreement (EICA) and agree to the on-going compliance with such agreements as a condition of employment. These agreements contain “employment at will”, “non-solicitation” and “non-disclosure” provisions. A copy of the EICA is included as an attachment with this offer letter.

Background Check and Drug Test
This offer is contingent upon verification of a successful background check and drug screening by HC. We will rely on those performed previously by your current employer to the extent possible. However, if this information is unavailable, not provided by your current employer, or inconclusive, a background check and drug screen will be conducted through a third-party vendor, Justifacts Credential Verifications. In this case, you will be asked to complete a consent form before either the criminal background check (a comprehensive criminal records investigation) or drug screen is commenced.

At Will Employment
Employment with HC is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by HC at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as HC’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of HC.
The “at-will” nature of your employment shall remain unchanged during your tenure as a team member and may not be changed, except in an express writing signed by you and by a duly authorized officer of HC.
In addition, we are required by law and you will be expected to provide documentation within the first three days of employment that you are eligible to work in the United States.
If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and HC with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by a duly authorized officer of HC.
HC reserves the right to provide you with additional policies in addition to any existing written policies that would apply to the terms of your employment.

Transition of Employment
This offer of employment is being made in conjunction with the acquisition of Vitalware by HC. Your employment with HC is contingent upon the closing of this acquisition. By signing this offer letter, you agree to transition employment from your current employer (who has tasked you with duties for Vitalware) to new employment at HC, and the transfer of Personally Identifiable Information and other information to facilitate this transition of employment, and by signing below you consent to the sharing of this information with HC.

Should your position, compensation, or benefits change over time the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or HC with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms will remain in effect.

This offer is valid until August 10, 2020 and requires a written response by 12:00 pm (MT) on this date. You should keep a copy of this letter for your own records. If you have any questions regarding this offer, please contact peopleoperations@healthcatalyst.com at your earliest convenience.

We look forward to you joining the Health Catalyst team.

Sincerely,

Linda Llewelyn
Chief People Officer
linda.llewelyn@healthcatalyst.com

Acknowledgement of Understanding and Acceptance
By signing below:
1.I accept this offer of employment from Health Catalyst as outlined above.

Accepted by: /s/ Kevin Freeman Date: 08/10/2020

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